Exhibit 99.1

August 5, 2019
USD Partners LP Announces Second Quarter 2019 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and six months ended June 30, 2019. Financial highlights with respect to the second quarter of 2019 include the following:

•	Generated Net Cash Provided by Operating Activities of $9.3 million, Adjusted EBITDA(1) of $12.2 million and Distributable Cash Flow(1) of $8.8 million

•	Reported Net Income of $1.0 million

•
Increased quarterly cash distribution to $0.3650 per unit ($1.46 per unit on an annualized basis), delivering distribution growth of 0.7% over the prior quarter and 2.8% over the second quarter of 2018

•	Ended quarter with approximately $175 million of available liquidity, subject to continued compliance with financial covenants
“We are excited to announce the successful execution of multi-year contract extensions at both our Hardisty and Stroud terminals with one of the Partnership’s investment grade customers as well as the seventeenth consecutive quarterly distribution increase this quarter” said Dan Borgen, the Partnership’s Chief Executive Officer. “We have re-contracted approximately 83% of the Hardisty terminal’s current cash flows and expect the higher rates associated with these re-contracting efforts to begin showing up in the Partnership’s third quarter financial results. We look forward to reporting on continued momentum from these re-contracting efforts in the near future.”
Commercial Developments
Hardisty Terminal
In July 2019, the Partnership and an investment grade customer entered into a multi-year renewal and extension of the terminalling services agreement that covers approximately 15% of the capacity at the Hardisty rail terminal. The renewal was effective from the expiration date of the original agreement in June 2019. The renewal contains take-or-pay arrangements that are generally consistent with the original agreement and monthly payments and fees that are slightly higher. The Partnership expects to service the contract by using the limited remaining capacity available at its Hardisty terminal, as well as by subletting excess capacity from US Development Group, LLC’s (“USDG’s”) Hardisty South Expansion. With this recent contract renewal, the Partnership’s Hardisty terminal is effectively 100% contracted at full capacity through June 2020. To date, the Partnership has replaced approximately 83% of the Hardisty terminal’s current cash flows, on an annualized basis over the next three years starting in July 2019, with the balance coming up for renewal in February and July of 2020.
Additionally, in connection with the Hardisty agreement described above, the same customer entered into a multi-year renewal and extension of the terminalling services agreement with USD Marketing LLC (“USDM”), a wholly-owned subsidiary of USDG, that covers approximately 30% of the destination capacity at the Stroud terminal. The renewal was effective from the expiration date of the original agreement in

(1) The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” on page 4 and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow on page 9 of this press release.

June 2019. This agreement is subject to the Marketing Services Agreement established between USDM and the Partnership at the time of the Stroud acquisition, pursuant to which USDM will pay the Partnership a nominal fee for all throughput under this agreement in excess of the throughput necessary for the Stroud terminal to generate Adjusted EBITDA that is at least equal to the average monthly Adjusted EBITDA derived from the initial Stroud terminal customer, which nominal fee generally covers the Partnership’s costs to operate the Stroud terminal.
Casper Terminal
The Casper terminal receives inbound crude oil primarily through the Partnership’s dedicated direct pipeline connection from the Express Pipeline, which is subsequently loaded onto unit or manifest trains. To supplement rail loading operations from the terminal, the Partnership is currently constructing the previously announced outbound pipeline connection from the Casper Terminal to a nearby terminal located at the termination point of the Express pipeline. The construction of the outbound pipeline connection is expected to be complete in late November 2019. To date, the Partnership has spent approximately $10.8 million on the outbound pipeline connection.
In addition, Enbridge recently announced a program to increase the capacity of the Express pipeline by up to an additional 50,000 bpd with the use of drag reducing agent, or DRA, and pump stations. The open season for the expanded capacity on the Express pipeline is currently scheduled to conclude on August 23, 2019. Upon a successful open season, the additional volumes could begin shipping in early 2020. The Partnership anticipates that some of the additional volumes resulting from the increased capacity on the Express pipeline could be delivered to the Casper terminal, as the Partnership believes outbound pipeline connections from the Express pipeline and nearby terminals are at or near full capacity.
Second Quarter 2019 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s results during the second quarter of 2019 relative to the same quarter in 2018 were primarily influenced by lower revenues at its Casper terminal resulting from the conclusion of a customer agreement at the end of 2018. Partially offsetting this reduction in revenues were higher revenues at the Stroud terminal due to rate escalations. Additionally, the Partnership experienced higher variable operating costs at its Hardisty and Stroud terminals associated with increased throughput during the quarter, which were partially offset by a reduction in pipeline fees.
Net income for the quarter decreased as compared to the second quarter of 2018, primarily as a result of the operating factors discussed above coupled with a non-cash loss associated with the five-year interest rate derivative instrument that the Partnership entered into in November 2017 and higher interest expense incurred resulting from higher interest rates, as well as a higher weighted average balance of debt outstanding in the second quarter of 2019.

Net Cash Provided by Operating Activities for the quarter decreased by 19% relative to the second quarter of 2018, primarily due to the conclusion of a customer agreement at the Partnership’s Casper terminal at the end of 2018 and the timing of receipts and payments on accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA for the quarter decreased by 19% and Distributable Cash Flow (“DCF”) for the quarter decreased by 28% relative to the second quarter of 2018. The decrease in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also impacted by higher cash paid for interest associated with higher interest rates.
As of June 30, 2019, the Partnership had total available liquidity of approximately $175 million, including $7 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $168 million on its $385 million senior secured credit facility, subject to continued compliance with financial covenants. Pursuant to the terms of the Partnership’s Credit Agreement, the Partnership’s borrowing capacity currently is limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the Credit Agreement. The Partnership is in compliance with its financial covenants.
On July 24, 2019, the Partnership declared a quarterly cash distribution of $0.3650 per unit ($1.46 per unit on an annualized basis), which represents growth of 0.7% over the prior quarter and 2.8% over the second quarter of 2018. The distribution is payable on August 14, 2019, to unitholders of record at the close of business on August 6, 2019.
Effective January 1, 2019, the Partnership adopted the requirements of Accounting Standards Update 2016-02, or ASC 842, that requires balance sheet recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases.
Second Quarter 2019 Conference Call Information
The Partnership will host a conference call and webcast regarding second quarter 2019 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 6, 2019.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 1364519. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 1364519. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash flow being retained for use in enhancing the Partnership’s existing business; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor's understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash

Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented on page 9 of this press release.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Associate Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USDG to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USDG to develop existing and future additional projects and expansion opportunities and whether those projects and opportunities developed by USDG would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; the price of WCS relative to WTI and other crude benchmarks, and the drivers causing such pricing spreads; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” “begin,” “anticipates,” “expects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Income
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(in thousands)
Revenues
Terminalling services	$19,730	$22,511	$39,728	$44,516
Terminalling services — related party	5,525	5,003	11,163	9,699
Fleet leases — related party	983	983	1,967	1,967
Fleet services	51	81	108	425
Fleet services — related party	228	228	455	455
Freight and other reimbursables	298	769	701	2,244
Freight and other reimbursables — related party	—	2	61	4
Total revenues	26,815	29,577	54,183	59,310
Operating costs
Subcontracted rail services	3,699	3,311	7,264	6,373
Pipeline fees	4,902	5,118	9,963	10,842
Freight and other reimbursables	298	771	762	2,248
Operating and maintenance	2,510	2,498	5,721	4,854
Selling, general and administrative	2,722	2,455	5,199	5,449
Selling, general and administrative — related party	2,225	1,917	4,675	3,747
Depreciation and amortization	5,283	5,260	10,017	10,536
Total operating costs	21,639	21,330	43,601	44,049
Operating income	5,176	8,247	10,582	15,261
Interest expense	2,982	2,713	6,169	5,198
Loss (gain) associated with derivative instruments	1,074	(386)	1,746	(1,410)
Foreign currency transaction loss (gain)	20	117	202	(94)
Other expense (income), net	21	1	(3)	72
Income before income taxes	1,079	5,802	2,468	11,495
Provision for (benefit from) income taxes	128	(910)	198	(1,817)
Net income	$951	$6,712	$2,270	$13,312

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(in thousands)

Cash flows from operating activities:
Net income	$951	$6,712	$2,270	$13,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,283	5,260	10,017	10,536
Loss (gain) associated with derivative instruments	1,074	(386)	1,746	(1,410)
Settlement of derivative contracts	—	—	1	(38)
Unit based compensation expense	1,582	1,558	2,996	2,895
Deferred income taxes	(154)	(1,248)	(403)	(2,538)
Other	249	217	707	503
Changes in operating assets and liabilities:
Accounts receivable	(884)	5,735	(193)	(2,614)
Accounts receivable — related party	(43)	(2,593)	(671)	(1,380)
Prepaid expenses, inventory and other assets	(2,227)	(2,299)	(1,474)	(2,460)
Other assets — related party	20	20	40	40
Accounts payable and accrued expenses	1,983	1,752	2,052	865
Accounts payable and accrued expenses — related party	(762)	2,491	(43)	2,113
Deferred revenue and other liabilities	2,731	(5,760)	2,929	(261)
Deferred revenue — related party	(467)	25	(467)	25
Net cash provided by operating activities	9,336	11,484	19,507	19,588
Cash flows from investing activities:
Additions of property and equipment	(2,433)	(124)	(2,677)	(202)
Proceeds from the sale of assets	—	—	—	236
Net cash provided by (used in) investing activities	(2,433)	(124)	(2,677)	34
Cash flows from financing activities:
Distributions	(10,384)	(9,904)	(20,517)	(19,593)
Payments for deferred financing costs	—	—	(7)	—
Vested Phantom Units used for payment of participant taxes	—	—	(1,821)	(1,346)
Proceeds from long-term debt	11,000	9,000	20,000	18,000
Repayments of long-term debt	(2,000)	(7,000)	(13,000)	(15,000)
Other financing activities	—	—	(13)	—
Net cash used in financing activities	(1,384)	(7,904)	(15,358)	(17,939)
Effect of exchange rates on cash	217	(175)	605	(853)
Net change in cash, cash equivalents and restricted cash	5,736	3,281	2,077	830
Cash, cash equivalents and restricted cash – beginning of period	8,724	11,337	12,383	13,788
Cash, cash equivalents and restricted cash – end of period	$14,460	$14,618	$14,460	$14,618

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	June 30,	December 31,
	2019	2018
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$7,168	$6,439
Restricted cash	7,292	5,944
Accounts receivable, net	5,368	5,132
Accounts receivable — related party	1,317	624
Prepaid expenses	1,363	2,115
Inventory	2,239	241
Other current assets	385	393
Other current assets — related party	79	79
Total current assets	25,211	20,967
Property and equipment, net	148,178	145,308
Intangible assets, net	80,402	86,705
Goodwill	33,589	33,589
Operating lease right-of-use assets	14,342	—
Other non-current assets	188	631
Other non-current assets — related party	55	95
Total assets	$301,965	$287,295

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$7,867	$3,464
Accounts payable and accrued expenses — related party	418	460
Deferred revenue	5,299	2,921
Deferred revenue — related party	1,470	1,885
Operating lease liabilities, current	5,317	—
Other current liabilities	3,325	2,804
Total current liabilities	23,696	11,534
Long-term debt, net	213,237	205,581
Deferred income tax liabilities, net	—	360
Operating lease liabilities, non-current	9,327	—
Other non-current liabilities	1,017	356
Total liabilities	247,277	217,831
Commitments and contingencies
Partners’ capital
Common units	73,424	107,903
Class A units	—	1,018
Subordinated units	(21,290)	(39,723)
General partner units	3,008	3,275
Accumulated other comprehensive loss	(454)	(3,009)
Total partners’ capital	54,688	69,464
Total liabilities and partners’ capital	$301,965	$287,295

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Six Months Ended June 30, 2019 and 2018
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(in thousands)

Net cash provided by operating activities	$9,336	$11,484	$19,507	$19,588
Add (deduct):
Amortization of deferred financing costs	(207)	(215)	(657)	(430)
Deferred income taxes	154	1,248	403	2,538
Changes in accounts receivable and other assets	3,134	(863)	2,298	6,414
Changes in accounts payable and accrued expenses	(1,221)	(4,243)	(2,009)	(2,978)
Changes in deferred revenue and other liabilities	(2,264)	5,735	(2,462)	236
Interest expense, net	2,970	2,713	6,150	5,198
Provision for (benefit from) income taxes	128	(910)	198	(1,817)
Foreign currency transaction loss (gain) (1)	20	117	202	(94)
Other income	(25)	—	(42)	—
Non-cash contract asset (2)	(52)	(52)	(103)	(103)
Deferred revenue associated with deficiency credits (3)	213	—	213	—
Adjusted EBITDA	12,186	15,014	23,698	28,552
Add (deduct):
Cash paid for income taxes	(329)	(267)	(607)	(449)
Cash paid for interest	(2,995)	(2,530)	(5,815)	(4,821)
Maintenance capital expenditures	(45)	(31)	(45)	(80)
Distributable cash flow	$8,817	$12,186	$17,231	$23,202

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership's U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets associated with revenue recognized in advance at blended rates based on the escalation clauses in certain of the Partnership's customer contracts.
(3)
Represents deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.